UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 10, 2025	0-7928
Date of Report	Commission File Number
(Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

305 N 54th Street
Chandler, Arizona 85226
(Address of Principal Executive Offices) (Zip Code)

(480) 333-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.10 per share	CMTL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

COMTECH TELECOMMUNICATIONS CORP /DE/

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2025, Comtech Telecommunications Corp. (the “Company”) announced that Mr. Kenneth Traub, who currently serves as the Company’s Executive Chairman, has been appointed to serve as President and Chief Executive Officer (“CEO”) of the Company in addition to his current role, effective as of January 13, 2025. Information regarding Mr. Traub’s age, background, experience and certain terms of Mr. Traub’s existing employment agreement (the “Existing Employment Agreement”) can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2024, which is incorporated herein by reference.

In connection with Mr. Traub’s appointment, the Company amended Mr. Traub’s Existing Employment Agreement to reflect his new positions and responsibilities. Pursuant to the Amendment, Mr. Traub will receive an annualized base salary of $1,000,000 and will be eligible to receive a sign-on bonus equal to $650,000 (the “Sign-On Bonus”), payable as follows: $225,000 on the first regularly scheduled payroll date following February 28, 2025 and $425,000 on the first regularly scheduled payroll date following May 31, 2025. If the Company terminates Mr. Traub’s employment for “Cause” (as defined in the Existing Employment Agreement) or if Mr. Traub voluntarily terminates employment without “Good Reason” (as defined in the Existing Employment Agreement) prior to January 13, 2026, then Mr. Traub shall be obligated to immediately return to the Company the full amount of the Sign-On Bonus paid through the date of termination. If the Company terminates Mr. Traub’s employment without Cause (other than due to Mr. Traub’s death or disability) or Mr. Traub terminates his employment for Good Reason, Mr. Traub will, in addition to the benefits set forth in the Existing Employment Agreement, be entitled to receive a pro-rata portion of the Sign-On Bonus. The foregoing summary of the terms of the Amendment is subject to the full and complete terms of the Amendment, which the Company expects to file as an exhibit to its periodic report covering the effective date of the Existing Employment Agreement.

There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Traub or any members of his immediate family have any interest that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Traub and any of the Company’s directors or executive officers. The appointment of Mr. Traub was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

The Company also announced the mutually agreed separation of John Ratigan as President, CEO and member of the Board of Directors (the “Board”), effective as of January 13, 2025 (the “Separation Date”).

The Company has entered into a separation agreement and release (the “Separation Agreement”), dated January 10, 2025, with Mr. Ratigan. Pursuant to the Separation Agreement, Mr. Ratigan will cease to serve as President, CEO and a member of the Board and has withdrawn his candidacy for election as a director at the Company’s upcoming annual meeting. In addition, in exchange for a release of claims and continued compliance with the restrictive covenants set forth in that certain employment agreement by and between Mr. Ratigan and the Company, dated as of October 28, 2024, and the Company’s clawback policies and provisions in effect as of the Separation Date, Mr. Ratigan is entitled to receive (i) accrued obligations through the Separation Date (which includes base salary, any unpaid or unreimbursed expenses, any benefits provided under the Company’s employee benefit plans, including the Company’s 2023 Equity and Incentive Plan and related award grants, and all rights to indemnification and directors and officers liability insurance coverage), (ii) a lump sum cash severance payment in the amount of $750,000, which amount will be paid on the sixtieth day following the Separation Date (in both cases, subject to all withholdings for applicable taxes and other authorized withholdings), and (iii) subject to his election of COBRA coverage, reimbursement of a monthly amount equal to the monthly health premiums for such coverage paid by Mr. Ratigan for himself and his eligible dependents until the earlier of (x) 12 months following the Separation Date, (y) the date Mr. Ratigan is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Mr. Ratigan becomes eligible to receive substantially similar coverage from another employer. The Separation Agreement also contains customary restrictive covenants, including non-disparagement and confidentiality provisions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

A copy of the Company’s press release announcing the above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated January 10, 2025
99.1	Press Release dated January 13, 2025 issued by Comtech Telecommunications Corp.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 13, 2025

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Michael A. Bondi
	Name:	Michael A. Bondi
	Title:	Chief Financial Officer